Exhibit 10.2

AMENDMENT 2007-1

TO THE

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

FOR SELECTED EMPLOYEES OF SCPIE MANAGEMENT COMPANY

(as Amended and Restated Effective as of January 1, 2001)

This Amendment 2007-1 to the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company, as amended and restated effective as of January 1, 2001 (the “Plan”), is effective as of December 21, 2007.

Donald J. Zuk and Joseph P. Henkes are Participants (as defined in the Plan) in the Plan. Pursuant to Section 4.3(i) of the Plan, each of Messrs. Zuk and Henkes have elected to receive their retirement benefits in three equal annual period certain installment payments.

The Board of Directors of SCPIE Management Company now desires to amend the Plan to provide that Messrs. Zuk and Henkes will receive a special lump sum payment of his benefits under the Plan on the occurrence of a Change in Control of SCPIE Holdings Inc. (“Holdings”) (if such Change in Control occurs on or after January 1, 2008, in accordance with the transitional relief under Internal Revenue Service Notice 2005-1, Q/A-19(c), the Proposed Regulations under Section 409A of the Code, Internal Revenue Service Notice 2006-79 and Internal Revenue Service Notice 2007-86. As provided in Internal Revenue Service 2006-79 and Internal Revenue Service Notice 2007-86, this amendment to change the time and form of payment under the Plan shall apply only to benefits that would not otherwise be payable in 2007 and shall not cause any benefits to be paid in 2007 that would not otherwise be payable in 2007.

1. Article IV of the Plan is hereby amended to add new Section 4.4 at the end thereof as follows:

4.4 Special Lump Sum Distribution. Notwithstanding Sections 4.1, 4.2 and 4.3, in the event that a Participant’s Benefit Commencement Date does not occur on or before December 31, 2007, such Participant shall receive a special lump sum payment of such Participant’s retirement benefits under the Plan upon the Payment Date (as defined below). For purposes of this Section 4.4, the “Payment Date” shall mean the date of a Change in Control of Holdings (if such Change in Control occurs on or after January 1, 2008), and a “Change in Control” shall mean a change in the ownership or effective control of Holdings, or in the ownership of a substantial portion of the assets of Holdings, as defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder.

(a) The amount of such Participant’s special lump sum payment shall equal the present value of the Installment Payments (as defined below), discounted to the Payment Date using a 3.575% interest assumption.

(b) Such Participant’s “Installment Payments” means the three annual equal period certain installment payments that would have been paid to such Participant under Section 4.3(i) of the Plan had such Participant’s retirement benefits commenced as of the Payment Date.

(c) The amount of such Participant’s Installment Payments shall be the actuarial equivalent of the retirement benefits, payable as a straight life annuity for the life of the Participant, that would have been payable to such Participant had such Participant’s retirement benefits been payable under Section 4.2 and commenced as of the Payment Date. If such Participant has attained age 65 as of the Payment Date, such Participant’s retirement benefits shall be determined under Section 3.1, assuming that such Participant’s retirement benefits commenced as of the Payment Date. If such Participant has attained age 55, but not attained age 65, as of the Payment Date, such Participant’s retirement benefits shall be determined under Section 3.2, assuming that such Participant’s Early Retirement Date is the Payment Date and such Participant’s retirement benefits commenced as of the Payment Date. The actuarial equivalent of such straight life annuity shall be determined in accordance with the actuarial assumptions set forth in Section 3.4.

(d) The special lump sum payment shall be in full and final satisfaction of all benefits otherwise payable to or on behalf of the Participant (including, without limitation, any benefit payable under Article V) and no further benefits shall be paid to or on behalf of the Participant under the Plan.

(e) As provided in Internal Revenue Service Notice 2006-79 and Internal Revenue Service Notice 2007-86, this Section 4.4 shall apply only to benefits that would not otherwise be payable in 2007 and shall not cause any benefits to be paid in 2007 that would not otherwise be payable in 2007. In the event that the Participant’s Benefit Commencement Date occurs on or before December 31, 2007, this Section 4.4 shall not apply to such Participant and the benefits payable to or on behalf of such Participant shall be distributed in accordance with Sections 4.1, 4.2 and 4.3 and Article V of the Plan.

(f) This Section 4.4 shall only apply to Donald Zuk and Joseph Henkes.

2. The Plan, as amended herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company hereby executes this Amendment 2007-1 to the Plan.

SCPIE MANAGEMENT COMPANY

December 21, 2007	By:	/s/ Edward G. Marley
Date
	Title:	Vice President

3